Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)Registration Statements on Form S-8 (File Nos. 333-55156, 333-102097, and 333-115410) each pertaining to the Stericycle, Inc. 2000 Nonstatutory Stock Option Plan, as amended,

2)Registration Statements on Form S-8 (File Nos. 333-66544 and 333-192235) each pertaining to the Stericycle, Inc. Employee Stock Purchase Plan, as amended,

3)Registration Statement on Form S-8 (File No. 333-127353) pertaining to the Stericycle, Inc. 2005 Incentive Stock Plan, as amended,

4)Registration Statement on Form S-8 (File No. 333-152877) pertaining to the Stericycle, Inc. 2008 Incentive Stock Plan, as amended,

5)Registration Statement on Form S-8 (File No. 333-176165) pertaining to the Stericycle, Inc. 2011 Incentive Stock Plan,

6)Registration Statement on Form S-8 (File No. 333-201236) pertaining to the Stericycle, Inc. 2014 Incentive Stock Plan, and

7)Registration Statements on Form S-3 (File Nos. 333-206814) pertaining to the Stericycle, Inc. common stock, preferred stock and depositary shares.

of our report dated March 15, 2016, with respect to the consolidated financial statements and schedule of Stericycle, Inc. and Subsidiaries and our report dated March 15, 2016, except for the effect of the revision to the risk assessment material weakness, to include the accounting for loss contingencies, described in the sixth paragraph of that report, as to which the date is August 9, 2016, with respect to the effectiveness of internal control over financial reporting of Stericycle, Inc. and Subsidiaries, included in this Annual Report (Form 10-K/A) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Chicago, Illinois

August 9, 2016